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                [LETTERHEAD OF COOLEY GODWARD LLP APPEARS HERE]

October 1, 1997

Siebel Systems, Inc.
1855 South Grant Street
San Mateo, CA 94402

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Siebel Systems, Inc. (the "Company") of a Registration Statement on Form S-3 on October 1, 1997 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the offering of up to three hundred forty-six thousand three hundred seventy-nine (346,379) shares of the Company's Common Stock.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgement are necessary or appropriate to enable to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

COOLEY GODWARD LLP

/s/ Eric C. Jensen
Eric C. Jensen